Exhibit 99.1

[ANDRX CORPORATION LOGO]

Andrx Announces Internal Investigation
Regarding Aging of Certain Accounts Receivable

Fort Lauderdale, FL, August 12, 2002 — Andrx Corporation (Nasdaq: ADRX) today announced that, as a result of its internal audit process, management has learned that an employee of one of its subsidiaries appears to have altered certain accounting records pertaining to accounts receivable balances and aging relating to its pharmaceutical and distribution operations, thereby potentially affecting Andrx’s allowance for doubtful accounts. Andrx is actively investigating the matter, but does not believe that the employee’s actions will impact the Company’s business or financial condition in any substantial manner. Based upon its investigation, it appears that the Company’s previously announced net accounts receivable of $103.6 million as of June 30, 2002, may have been overstated by as much as $15 million relating to the period from January 1, 1999 to date. These amounts represent less than 1% of the Company’s approximate $2 billion of net product sales during the total relevant period. Determination of the final amount of net accounts receivable will be subject to completion of the Company’s investigation.

Andrx anticipates that it will request a five-calendar day extension to file its Form 10-Q for the quarter ended June 30, 2002. Such report shall reflect the Company’s determination as to how to proceed, including the effect, if any, on certain prior reported periods.

As previously announced, as of June 30, 2002, the Company had approximately $390 million in working capital, $630 million in total stockholders’ equity and no long-term debt.

Conference Call

Management will host a conference call on Tuesday, August 13, 2002, at 8:30 AM ET to discuss this investigation. Interested parties may participate in the call by dialing 1-800-915-4836 (domestic) or 1-973-317-5319 (international). The call will also be webcast simultaneously and can be accessed at Andrx’s website www.Andrx.com. A replay of the call will be available beginning at 10:30 AM ET on August 13, 2002 through August 20, 2002 at midnight.

About Andrx

Andrx Corporation is a specialty pharmaceutical company engaged in the formulation and commercialization of oral controlled-release generic and brand pharmaceuticals utilizing its proprietary drug delivery technologies. Andrx also markets and distributes pharmaceutical products manufactured by third parties. This release and additional information about Andrx Corporation are also available on the Internet at: http://www.andrx.com.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, no assurance can be given as to Andrx’s results of operations, and words such as “may,” “will,” “to,” “expect,” “plan,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology is intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.

Contacts:	Andrx Corporation Gale A. Blackburn Director of Investor Relations Phone: 954-217-4344 Email: gblackburn@andrx.com